Contact:

James Preissler
Chief Financial Officer
CS China Acquisition Corp.
646-383-4832

FOR IMMEDIATE RELEASE

CS CHINA ACQUISITION CORP.
OVER-ALLOTMENT OPTION EXERCISED

Miami, Florida, August 21, 2008 - CS China Acquisition Corp. (OTC Bulletin Board: CSACF) announced today the completion of the over-allotment option for its initial public offering to the full extent of 720,000 units. Each unit consists of one ordinary share and two warrants. The 5,520,000 units sold in the offering, including the 720,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $33,120,000. Simultaneously with the consummation of the over-allotment option, the Company consummated the private sale of 288,000 warrants at a price of $0.50 per warrant, generating total proceeds of $144,000. The warrants were purchased by CS Capital USA, LLC, an affiliate of Chien Lee, the Company’s chairman of the board, together with Bill Haus, the Company’s chief executive officer, James Preissler, the Company’s chief financial officer, and William B. Heyn, one of the Company’s shareholders. Of the gross proceeds of the offering and private sale, $32,899,200 (or approximately $5.96 per share) was placed in trust. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

CS China Acquisition Corp. is a newly formed blank check company organized for the purpose of acquiring, through a share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China.

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